NEW JAPANESE TEST TRAIN USES SPECIAL GLASS DEVELOPED BY ASAHI GLASS CO. USING RESEARCH FRONTIERS PATENTED SPD-SMARTGLASS TECHNOLOGY

Asahi Glass Company’s WONDERLITE™ brand of SPD-SmartGlass in conjunction with ultra-thin glass reduces weight by 30% and gives train passengers more comfort, safety and control over their traveling experience while reducing heat and eliminating shades and blinds.

Tokyo, Japan and Woodbury, New York – April 23, 2014. Earlier today, Asahi Glass Co. (AGC) President & CEO, Kazuhiko Ishimura announced that AGC’s new lightweight light control glass using Research Frontiers’ (Nasdaq: REFR) patented SPD-SmartGlass has been installed in a gauge-changeable new test train of the Japan Railway Construction, Transport and Technology Agency. This train made a test run on the JR Kyushu’s train line this past Sunday, April 20. Images of this new train and more information about AGC’s new WONDERLITE™ SPD-SmartGlass product and its benefits is available in the press release issued by Asahi Glass today.

Imagine pushing a button, tapping on your tablet or smart phone, or touching a window and having the window instantly adjust to whatever tint you wanted. All of this is now possible in windows, skylights, sunroofs, partitions and other glass or plastic products using SPD-Smart light control film technology developed by Research Frontiers – the same technology currently used in homes, offices, museums, yachts and in thousands of Mercedes-Benz cars worldwide.

The window glass mounted in the test train combines a thin, strong chemically-strengthened glass with SPD-SmartGlass to reduce weight by 30% and improve passenger comfort and safety. Using AGC’s SPD-Smart WONDERLITE™ glass, customers can adjust the amount of outside light coming into the train to suit their preferences. This innovative light control glass function eliminates the need for curtains and enhances interior comfort with high heat shielding and thermal insulation.

Joseph M. Harary, President and CEO of Research Frontiers congratulated licensee Asahi Glass Company on this innovative new product using SPD-SmartGlass technology and noted: “The benefits of SPD-SmartGlass technology currently enjoyed by thousands of people in the automotive, aircraft, marine and architectural industries are now moving to the mass transit train market. SPD-SmartGlass technology is currently the best-selling smart window technology in the world, and through AGC’s new product, these benefits are expanding to an even wider group to make their traveling experience even more enjoyable, comfortable, and safer, while also saving energy for train operators.”

About Research Frontiers Inc.

Research Frontiers is the developer and licensor of patented SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. "WONDERLITE" is a trademark of Asahi Glass Company.

Media Contact:

Junichi Kobayashi
General Manager, Corporate Communications & Investor Relations
Asahi Glass Co., Ltd.
(Contact: Yasuo Sugiyama; Tel: +81-3-3218-5603; E-mail: info-pr@agc.com)

For further information about SPD-Smart technology, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com